EXHIBIT 99.2

Pursuant to Regulation G of the Securities and Exchange Commission, we are providing further disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures reported on a basis consistent with U.S. Generally Accepted Accounting Principles (GAAP). We believe that disclosing the following pro-forma earnings per share calculation excluding special items is helpful to our investors in evaluating our operational performance because we believe that the payment received under the Emergency Wartime Appropriations Act, 2003, the convertible debt discount amortization, the change in our effective federal income tax rate, and the convertible debt conversion's dilutive effect on our weighted-average shares outstanding are events that do not occur on a regular quarterly basis.

AirTran Holdings, Inc.
Reconciliation of GAAP Financial Information to
Non-GAAP Financial Information
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Pro-form Earnings per Common Share
Income Before Income Taxes	$27,075	$58,778	$33,708	$60,814
Payment under the Emergency Wartime Supplemental Appropriations Act, 2003	--	(38,061)	--	(38,061)
Convertible debt discount amortization	--	1,812	--	1,812
Adjusted Income Before Income Taxes	27,075	22,529	33,708	24,565

Income taxes based on 2004 effective tax rate	(10,289)	(8,561)	(12,809)	(9,335)
Net Income adjusted for 2004 effective tax rate and special items	16,786	13,968	20,899	15,230
Plus: income effect of assumed conversion- interest on convertible debt	1,356	120	--	317
Net Income before assumed conversion	$18,142	$14,088	$20,899	$15,547
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Weighted-average Shares Outstanding for 2004 - Diluted	101,137	101,137	89,214	89,214
Earnings per Common Share based on Adjusted Income and Weighted-average Shares Outstanding for 2004 - Diluted	$0.18	$0.14	$0.23	0.17
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